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                                     EXHIBIT 23.2


                          CONSENT OF DUNN SWAN & CUNNINGHAM

     Dunn & Swan, A Professional Corporation, hereby consents to the use of its name under the heading "Legal Matters" in the Prospectus constituting a part of this Registration Statement.


                                             DUNN SWAN & CUNNINGHAM
                                             A Professional Corporation

Oklahoma City, Oklahoma,
 July 2, 1998